Exhibit (d)(10)(v)

EQ ADVISORS TRUST

AMENDMENT NO. 4 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 4 to the Investment Advisory Agreement effective as of June 1, 2014 (“Amendment No. 4”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Pacific Investment Management Company LLC, a limited liability company organized under the laws of the State of Delaware (“PIMCO” or “Adviser”).

FMG LLC and PIMCO (collectively, “Parties”) agree to modify the Investment Advisory Agreement dated as of May 1, 2011, as amended (“Agreement”) as follows:

1. New Portfolio. FMG LLC hereby appoints PIMCO to serve as the Adviser to an Allocated Portion of Multimanager Core Bond Portfolio (“New Portfolio”).

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to EQ/PIMCO Ultra Short Bond Portfolio, EQ/PIMCO Global Real Return Portfolio, EQ/Quality Bond PLUS Portfolio and EQ/Real Estate PLUS Portfolio.

3. Duration of Agreement.

a.	Except as noted in subsection (b) below, with respect to the Portfolios specified in Appendix A to the Agreement (except as provided below), the Agreement will continue in effect for a 12 month period beyond August 31, 2014 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the New Portfolio specified in Amendment No. 4, the Agreement will continue in effect for a period of two years beginning June 1, 2014 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

6. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 4 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Steven M. Joenk	By:	/s/ Thomas J. Otterbein
	Steven M. Joenk	Name:	Thomas J. Otterbein
	Chairman, Chief Executive Officer and President	Title:	Managing Director

APPENDIX A

AMENDMENT NO. 4

TO

INVESTMENT ADVISORY AGREEMENT

WITH

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Related Portfolios	Annual Advisory Fee**
Total Return Portfolios, which shall consist of Allocated Portions of each of EQ/Quality Bond PLUS Portfolio*, Multimanager Core Bond Portfolio*, Multimanager Multi-Sector Bond Portfolio*

0.25% of the Total Return Portfolios’ average daily net assets.

Once Aggregate Assets*** managed by Manager and advised by Adviser equal or exceed $3 billion in aggregate, the following fee schedule applies to the Total Return Portfolios:

0.25% of the Total Return Portfolios’ average daily net assets up to and including $1 billion; and 0.225 of the Total Return Portfolios’ average daily net assets above $1 billion.

Portfolio	Annual Advisory Fee
EQ/PIMCO Ultra Short Bond Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/PIMCO Global Real Return Portfolio	0.25% of the Portfolio’s average daily net assets.

EQ/Real Estate PLUS Portfolio*	0.49% of the Allocated Portion’s average daily net assets.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as an “Allocated Portion.”
**	The daily advisory fee for the Total Return Portfolios is calculated by multiplying the aggregate net assets of the Total Return Portfolios at the close of the immediately preceding day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.
***	“Aggregate Assets” shall refer to the assets of the following subadvised portfolios advised by Adviser: EQ/Quality Bond PLUS Portfolio, Multimanager Core Bond Portfolio, Multimanager Multi-Sector Bond Portfolio, EQ/PIMCO Ultra Short Bond Portfolio, EQ/PIMCO Global Real Return Portfolio, and EQ/Real Estate PLUS Portfolio.